Exhibit 99.1

Ciber, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.Ciber.com

Ciber Appoints Betsy Atkins, Seasoned High-Tech Business Executive, as

New Independent Director to Board

GREENWOOD VILLAGE, Colo. — July 7, 2014 — Ciber® Inc. (NYSE: CBR), a leading global IT consulting company, today announced the appointment of Betsy Atkins to the company’s Board of Directors, effective immediately.  With the addition of Ms. Atkins, Ciber’s Board remains at nine members.

“Along with her high-tech industry expertise and operations leadership, Betsy has been a Chief Executive Officer three times, and she is a seasoned, much-respected director,” said Paul Jacobs, Esq., Chairman of the Board of Directors. “We welcome her hands-on expertise in scaling, building and repositioning businesses as we continue to focus on revenue growth and margin enhancement through execution of our strategies.  As always, Ciber remains committed to long-term growth and enhanced shareholder value, and we are confident that Betsy will help us realize these objectives.”

Betsy Atkins is the former CEO and Chair of SaaS-company Clear Standards Inc., a provider of enterprise energy management sustainability software. In addition, Ms. Atkins is a highly acclaimed public-company board director and author. She has served on some of the world’s most visible global public company boards and worked behind the scenes at companies like Chico’s, Lucent, Vonage and Nasdaq Inc. Her publications on corporate governance include her book titled “Behind Boardroom Doors: Lessons from a Corporate Director” and articles for The Conference Board, the National Association of Corporate Directors, Chief Executive Magazine and Forbes. Current Board affiliations for Ms. Atkins include seats on the boards of three other public companies: Polycom Inc., HD Supply and Schneider Electric.

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Ciber Appoints Betsy Atkins, Seasoned High-Tech Business Executive, as New Independent Director to Board

About Ciber Inc.

Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value.  Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

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Trademarks

Ciber is a trademark of Ciber, Inc. and/or its affiliates. All other product and service names mentioned are the trademarks of their respective companies.

Contacts:

Christian Mezger

Investor Relations:

303-267-3857

cmezger@ciber.com

Betsy Loeff

Media Relations

303-220-0100

bloeff@ciber.com